Exhibit 4.50

WARRANT CANCELLATION AGREEMENT

This LETTER AGREEMENT (this “Agreement”), dated as of February 27, 2019, is entered into by and among EHAVE, INC., an Ontario corporation (the “Company”), and ____________(the “Holder”).

WHEREAS, the Company has previously issued to the Holder certain warrants exercisable to acquire an aggregate of __________ common shares of the Company (collectively, the “Warrants”), as set forth on Schedule I to this Agreement;

WHEREAS, the Company has informed the Holder that the Company intends to enter into agreements with holders of the Company’s notes and warrants, pursuant to which certain outstanding notes and warrants shall be converted into common shares of the Company (the “Recapitalization”);

WHEREAS, upon completion of the Recapitalization, the Company and the Holder agreed to cancel the Warrants in exchange for issuance ___________common shares (the “Shares”);

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Cancellation of the Warrants. In exchange for cancellation of the Holder’s Warrants, upon closing of the Recapitalization, the Holder shall receive the Shares. The Holder shall surrender its Warrant Certificate, duly endorsed (or a notice to the effect that the original Warrant Certificate has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with the Warrant Certificate), at the office of the Company. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or agreement representing the Shares pursuant to this Agreement (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company).The cancellation of the Holder’s Warrants pursuant to this Agreement shall be deemed to have been made at the closing of the Recapitalization and on and after such date the Holder entitled to receive the securities issuable upon exercise of the Warrants shall be treated for all purposes as the record holder of such securities and the Holder’s Warrants, and all obligations of the Company thereunder, shall be deemed to have been indefeasibly satisfied in full.

2. Representations and Warranties. The Holder hereby represents and warrants to the Company, and the Company hereby represents and warrants to the Holder, that (i) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder and the Warrants as amended by this Agreement, and (ii) the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement on behalf of such party, and the delivery of this Agreement by such party, have been duly authorized by all necessary action on the part of such party; and (iii) this Agreement has been executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity. In addition, the Holder further represents and warrants that it is the sole record and beneficial owner of the Warrants and that it has not transferred or assigned any of the Warrants, or any interest therein, to any other person prior to the date hereof.

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2A. Holding Period. The Holder represents that it has held the Warrants continuously for the prior 12 months and the purchase price for the Warrants has been fully paid for such 12-month period. For the purposes of Rule 144 promulgated under the U.S Securities Act of 1933, as amended (the “Securities Act”), the Company acknowledges that the holding period of the Shares may be tacked onto the holding period of the Warrants and the Company agrees not to take a position to the contrary. In addition, the parties intend for the transactions contemplated hereby to meet the requirements of Section 3(a)(9) of the Securities Act.  In connection with the foregoing, if required by the transfer agent to effect removal of a restrictive legend on the certificates or a notation on the book-entry evidencing the Shares to be sold under Rule 144, the Company shall cause its counsel to issue a legal opinion to the transfer agent to the effect that the holding period of the Shares may be tacked onto the holding period of the Warrants and that the transfer of Shares pursuant to Rule 144 does not require registration of such transferred Shares under the Securities Act, provided that the Holder executes and delivers appropriate representations and documentation the Company’s counsel may reasonably request for such purpose.

2B. Post-Recapitalization Percentage Ownership. Immediately after the issuance of the Shares, the Shares shall consist of ______% of the Company’s capital stock on a fully diluted basis. At the time of the issuance of the Shares to the Holder, the Company will not have outstanding any debt or securities that give any rights of anti-dilution or similar adjustments.

3. Release. By execution of this Agreement, upon issuance of the Shares, Holder hereby acknowledges and agrees that Holder forever releases and discharges the Company from any and all liability arising under the Warrants.

4. Counterparts; Execution. This Agreement may be executed in several identical counterparts all of which shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5. Choice of Law; Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding.

6. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written above.

THE COMPANY:	HOLDER:

EHAVE, INC.	_____________

By:	By:
Name: Prateek Dwivedi	Name:
Title: Chief Executive Officer	Title: